UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

GRUBB & ELLIS HEALTHCARE REIT, INC.
(Name of Registrant as Specified In Its Charter)
(To be named Healthcare Trust of America, Inc. by August 28, 2009)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Promenade, Suite 440 16427 N. Scottsdale Road Scottsdale, Arizona 85254 480.998.3478
(to be named Healthcare Trust of America, Inc. by August 28, 2009)	www.gbe-reits.com/healthcare

July 22, 2009

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., to be held on August 31, 2009 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. Grubb & Ellis Healthcare REIT, Inc. will change its name to Healthcare Trust of America, Inc. by August 28, 2009. We look forward to your attendance.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be acted upon by the stockholders. A report on the status of our initial public offering, our transition to self-management and our portfolio of properties will also be presented at the annual meeting, and our stockholders will have an opportunity to ask questions.

I would also like to provide you with a brief update on our transition to complete self-management. The first step of self-management took place in July 2008, when I devoted myself, on a full-time and exclusive basis, as the CEO and President of our company. It is important to point out that even during the time that we were externally advised, all key decisions were made by your CEO and Board of Directors. In November 2008, the Board of Directors concluded that it is in the best interest of our company to proceed toward complete self-management. Accordingly, we amended our advisory agreement on November 14, 2008 to reduce our acquisition and asset management fees and to set the framework for our transition to self-management. Under the amended advisory agreement, our advisor agreed to use reasonable efforts to cooperate with us in connection with our transition to self-management.

We have assembled a highly qualified internal management team focused on efficiency and performance to increase stockholder value. As of July 1, 2009, our management team included me as our President and Chief Executive Officer, Kellie S. Pruitt, our Chief Accounting Officer, Treasurer and Secretary, Mark Engstrom, our Executive Vice President — Acquisitions, Chris Balish, our Senior Vice President — Asset Management and Kelly Hogan, our Controller and Assistant Secretary. Accordingly, we are now in a position where we consider ourselves to be self-managed. Our self-management team effectively and efficiently manages our internal staff, and third-party service providers, in an environment that focuses on a “stockholder first” philosophy.

We believe we have a strong balance sheet with ample liquidity to meet our short- and long-term goals and objectives. Our strong balance sheet positions us to make strategic acquisitions of high-quality income properties, which will provide increased and long-term cash flow to pay regular cash distributions. Our objective is to acquire approximately $600 to $700 million of new acquisitions in the coming months. We have been an active and prudent buyer in the marketplace.

Under our self-management structure, we will no longer pay asset management fees, acquisition fees or disposition fees to an advisor, property management fees will be significantly reduced with independent, nationally recognized third-party property management service providers, and we will eliminate the need to pay an internalization fee to acquire the management functions of an external advisor. We anticipate that our future acquisitions, combined with our future cost savings, will increase our ability to cover our distributions.

Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2009 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it via fax to (781) 633-4434 or in the accompanying self-addressed postage-paid return envelope. You also may vote via the Internet at

www.eproxy.com/hta or by telephone by dialing toll-free (866) 977-7699. Please follow the directions provided in the proxy statement. This will not prevent you from voting in person at the 2009 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2009 Annual Meeting of Stockholders.

YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

Scott D. Peters
Chief Executive Officer, President and Chairman

The Promenade, Suite 440 16427 N. Scottsdale Road Scottsdale, Arizona 85254 480.998.3478
(to be named Healthcare Trust of America, Inc. by August 28, 2009)	www.gbe-reits.com/healthcare

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 31, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., will be held on August 31, 2009 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

1. to elect six directors, each for a term of one year; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

These items are discussed in the following pages, which are made part of this notice. Our stockholders of record on June 17, 2009 are entitled to vote at the 2009 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. Grubb & Ellis Healthcare REIT, Inc. will change its name to Healthcare Trust of America, Inc. by August 28, 2009. The list of stockholders entitled to vote will be available for inspection at the offices of Grubb & Ellis Healthcare REIT, Inc., The Promenade, Suite 440, 16427 N. Scottsdale Road, Scottsdale, Arizona 85254, for the ten day period immediately preceding the 2009 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to adjourn the 2009 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting.

Important Notice Regarding Availability of Proxy Materials of the Stockholder Meeting to Be Held on August 31, 2009.

The proxy statement and annual report to stockholders are available at www.eproxy.com/hta.

You may obtain directions to attend the 2009 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

Please sign and date the accompanying proxy card and return it promptly by fax to (781) 633-4434 or in the accompanying self-addressed postage-paid return envelope whether or not you plan to attend. You also may authorize a proxy electronically via the Internet at www.eproxy.com/hta or by telephone by dialing toll-free (866) 977-7699. Instructions are included with the proxy card. Your vote is important to us and thus we urge you to get your ballot in early. You may revoke your proxy at any time prior to its exercise. If you attend the 2009 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically.

By Order of the Board of Directors,

Kellie S. Pruitt
Secretary

GRUBB & ELLIS HEALTHCARE REIT, INC.
(to be named Healthcare Trust of America, Inc. by August 28, 2009)
The Promenade, Suite 440, 16427 N. Scottsdale Road
Scottsdale, Arizona 85254
Telephone: (480) 998-3478

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Grubb & Ellis Healthcare REIT, Inc. (to be named Healthcare Trust of America, Inc. by August 28, 2009), or Grubb & Ellis Healthcare REIT, for use in voting at the 2009 Annual Meeting of Stockholders, or the annual meeting, to be held on August 31, 2009 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any adjournment or postponement thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being mailed to stockholders on or about July 22, 2009.

About the Meeting

What is the purpose of the meeting?

At the annual meeting, stockholders will vote upon the following:

•	the election of six directors, each to hold office for a one-year term expiring at the 2010 Annual Meeting of Stockholders and until his successor is duly elected and qualifies; and

•	the ratification of the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Management will report on the status of our initial public offering, or our current offering, our transition to self-management and our portfolio of properties and will respond to questions from stockholders. In addition, representatives of Deloitte are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from the stockholders.

What are the Board of Directors’ voting recommendations?

Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “FOR ALL NOMINEES” to the Board of Directors.

The Board of Directors further recommends that you vote your shares “FOR” the ratification of Deloitte as our independent registered public accounting firm. No director has informed us that he intends to oppose any action intended to be taken by us.

What happens if additional proposals are presented at the annual meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on June 17, 2009, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the annual meeting, or any postponements or adjournments of the annual meeting. As of the record date, we had 114,007,240 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of common stock entitles its holder to cast one vote on each proposal to be voted on.

What constitutes a quorum?

If 50.0% of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A broker “non-vote” occurs when a broker, bank of other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How do I vote my shares at the annual meeting?

Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by August 30, 2009.

Authorizing a Proxy by Fax — Stockholders may authorize a proxy by completing the accompanying proxy card and faxing it to (781) 633-4434 until 5:00 p.m. Pacific Daylight Time on August 30, 2009.

Authorizing a Proxy by Telephone — Stockholders may authorize a proxy by telephone by dialing toll-free at (866) 977-7699 until 5:00 p.m. Pacific Daylight Time on August 30, 2009.

Authorizing a Proxy by Internet — Stockholders may authorize a proxy electronically using the Internet at www.eproxy.com/hta until 5:00 p.m. Pacific Daylight Time on August 30, 2009.

Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone or over the Internet?

If you are a stockholder of record as of June 17, 2009, you may revoke your proxy at any time before the proxy is exercised at the annual meeting by: (1) delivering to our Secretary a written notice of revocation; (2) returning a properly signed proxy bearing a later date; or (3) attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request). To revoke a proxy previously submitted by telephone or over the Internet, you may simply authorize a proxy again at a later date using the procedures set forth above, but before the deadline for telephone or Internet voting, in which case the later submitted proxy will be recorded and the earlier proxy revoked.

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?

To elect the director nominees, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the proposal. A proxy card marked “Withhold Authority” for a nominee will have the same effect as a vote against the nominee.

To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions and broker non-votes will have no impact on the proposal to ratify the appointment of Deloitte.

Will my vote make a difference?

Yes. Your vote is needed to ensure that the proposal can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. AS A RESULT, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expense associated with soliciting stockholder proxies. We encourage you to participate in the governance of Grubb & Ellis Healthcare REIT and welcome your attendance at the annual meeting.

Who will bear the costs of soliciting votes for the meeting?

Grubb & Ellis Healthcare REIT will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Boston Financial Data Services to assist us in connection with the solicitation of proxies for the annual meeting. We expect to pay approximately $150,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

The Board of Directors currently consists of six directors. Our bylaws provide for a minimum of three and a maximum of 15 directors and that our directors each serve a term of one year, but may be re-elected. The Board of Directors has nominated Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, each for a term of office commencing on the date of the 2009 Annual Meeting of Stockholders and ending on the date of the 2010 Annual Meeting of Stockholders and until their successors are elected and qualifies. Each of Messrs. Peters, Blair, DeWald, Fix, Mathis and Wescombe currently serves as a member of the Board of Directors. The Board of Directors believes the nominees have played and will continue to play a vital role in our management and operations, particularly in connection with the transition to self-management and the continued growth and success of our company.

Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR ALL NOMINEES” who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor has been elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of Grubb & Ellis Healthcare REIT. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.

Information about Director Nominees:

The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position	Term of Office

Scott D. Peters	51	Chief Executive Officer, President and Chairman of the Board	Since 2006
W. Bradley Blair, II	65	Independent Director	Since 2006
Maurice J. DeWald	69	Independent Director	Since 2006
Warren D. Fix	71	Independent Director	Since 2006
Larry L. Mathis	66	Independent Director	Since 2007
Gary T. Wescombe	66	Independent Director	Since 2006

Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer of Grubb & Ellis Healthcare REIT Advisor, LLC, or REIT Advisor, from July 2006 until July 2008. He served as the Executive Vice President of Grubb & Ellis Apartment REIT, Inc. from January 2006 to November 2008 and served as one of its directors from April 2007 to June 2008. He also served as the Chief Executive Officer, President and a director of Grubb & Ellis Company, or Grubb & Ellis, our sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors from its formation in September 2006 and as its Chairman of the Board from December 2007 to July 2008. NNN Realty Advisors became a wholly owned subsidiary of Grubb & Ellis upon its merger with Grubb & Ellis in December 2007. Mr. Peters also served as the Chief Executive Officer of Grubb & Ellis Realty Investors from November 2006 to July 2008, having served from September 2004 to October 2006, as the Executive Vice President and Chief Financial Officer. From December 2005 to January 2008, Mr. Peters also served as the Chief Executive Officer and President of G REIT, Inc., having previously served as its Executive Vice President and Chief Financial Officer since September 2004. Mr. Peters also served as the Executive Vice President and Chief Financial Officer of T REIT, Inc. from September 2004 to December 2006. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc., a publicly traded REIT. Mr. Peters received a B.B.A. degree in accounting and finance from Kent State University.

W. Bradley Blair, II has served as an independent director of our company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. from the time of its formation and initial public offering in 1997 as a REIT until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the Managing Partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair serves as the chairman of the Investment Committee.

Maurice J. DeWald has served as an independent director of our company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a Director of Mizuho Corporate Bank of California, Advanced Materials Group, Inc. and as Chairman of Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a Director of Tenet Healthcare Corporation as well as ARV Assisted Living, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors as well as the managing partner of Orange County and Los Angeles California offices as well as its Chicago office. Mr. DeWald has served as Chairman and Director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame in Indiana and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant. Mr. DeWald serves as chairman of the Audit Committee.

Warren D. Fix has served as an independent director of our company since September 2006. He is the Chairman of FDW, LLC, a real estate investment and management firm. Mr. Fix also serves as a director of Clark Investment Group, Clark Equity Capital, The Keller Financial Group, First Foundation Bank and Accel Networks. Until November of 2008, when he completed a process of dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been a Partner in The Contrarian Group, a business management company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and a development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, within The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mrs. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant. He received a B.A. degree from Claremont McKenna College in California and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program and the UCLA Anderson Corporate Director Program. Mr. Fix serves as chairman of the Nominating and Corporate Governance Committee.

Larry L. Mathis has served as an independent director of our company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance, and strategy and is the author of The Mathis Maxims, Lessons in Leadership. For over 35 years, Mr. Mathis has held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, the last 14 years before his retirement in 1997 as Chief Executive Officer. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association and the American College of Healthcare Executives, and has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the compensation committee of Centerpulse, Inc., and from 2004 to present a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University in Kansas and an M.A. degree in Health Administration from Washington University in St. Louis. Mr. Mathis serves as chairman of the Risk Management Committee.

Gary T. Wescombe has served as an independent director of our company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a Principal. He is also director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a Partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a Partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as Chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from California State University, San Jose in 1965 and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants. Mr. Wescombe serves as chairman of the Compensation Committee.

The Board of Directors recommends a vote “FOR ALL NOMINEES” for election as directors.

EXECUTIVE OFFICERS

The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position	Term of Office

Scott D. Peters	51	Chief Executive Officer, President and Chairman of the Board	Since 2006
Kellie S. Pruitt	43	Chief Accounting Officer, Secretary and Treasurer	Since 2009
Mark D. Engstrom	49	Executive Vice President — Acquisitions	Since 2009
Christopher E. Balish	46	Senior Vice President — Asset Management	Since 2009
Kelly T. Hogan	30	Controller and Assistant Secretary	Since 2009

For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see — “Information about Director Nominees” above.

Kellie S. Pruitt has served as our Chief Accounting Officer and principal accounting officer since January 2009 and our principal financial officer since March 2009. She has also served as our Assistant Secretary since March 2009, as our Treasurer since April 2009 and as our Secretary since July 2009. Ms. Pruitt also served as our Controller for a portion of January 2009. From September 2007 to December 2008, she served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as Senior Manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. She graduated from the University of Texas, where she received a B.A. degree in Accounting and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.

Mark D. Engstrom has served as our Executive Vice President — Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as our independent consultant providing acquisition and asset management support. Mr. Engstrom has 22 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom graduated in 1983 from Michigan State University with a Bachelor of Arts degree in Pre-Law and Public Administration. In 1987 he graduated with a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.

Christopher E. Balish has served as our Senior Vice President of Asset Management since May 2009. Mr. Balish has over 23 years of experience in asset and property management, leasing and organizational development. From September 2006 to May 2009 he served as the First Vice President — Management Services at Lauth Property Group’s 10.8 million square foot portfolio. He also served as the General Manager of the Taubman Group from September 2005 to September 2006 and the Chief Operations Officer of the RMC Property Group from June 2003 to September 2005. Prior to that, he served various other asset management roles at Corporex, Cushman Wakefield and Equity Office Properties. Chris graduated from Western Michigan University in 1984 where he earned a double major for Bachelor of Science in Business Management-Finance and a Bachelor of Science in Communications Arts & Science.

Kelly T. Hogan has served as our Controller since February 2009 and our Assistant Secretary since July 2009. From 2002 to 2008, she served as an Audit Manager at Deloitte & Touche LLP, in both their Phoenix and Minneapolis offices, where she performed financial statement audits of both public and privately held companies and spent three of those years as an Audit Manager of a publicly registered REIT. Prior to joining Deloitte & Touche LLP in 2002, Ms. Hogan served as an Accountant at Arthur Andersen from 2000 to 2002. She graduated cum laude from the University of St. Thomas in St. Paul, Minnesota with a B.A. degree in Accounting. Ms. Hogan is a Certified Public Accountant licensed in Arizona and Minnesota.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors held 15 meetings during the fiscal year ended December 31, 2008. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the aggregate total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.

Director Attendance at Annual Meetings

Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings, we invite and encourage the members of the Board of Directors to attend our annual meetings to foster communication between stockholders and the Board of Directors. All six members of the Board of Directors attended the 2008 Annual Meeting of Stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact members of the Board of Directors may do so by writing to: Grubb & Ellis Healthcare REIT, Inc., Board of Directors, The Promenade, Suite 440, 16427 N. Scottsdale Road, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.

Director Independence

We have a six-member Board of Directors. Our charter provides that a majority of the directors must be “independent directors.” One of our directors, Scott D. Peters, is affiliated with us and we do not consider him to be an independent director. Our remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. As defined in our charter, the term “independent director” means a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with our sponsor or REIT Advisor by virtue of: (1) ownership of an interest in our sponsor, REIT Advisor or any of their affiliates, other than the company; (2) employment by our sponsor, REIT Advisor or any of their affiliates; (3) service as an officer or director of our sponsor, REIT Advisor or any of their affiliates; (4) performance of services, other than as a director for us; (5) service as a director or trustee of more than three REITs organized by our sponsor or advised by REIT Advisor; or (6) maintenance of a material business or professional relationship with our sponsor, REIT Advisor or any of their affiliates.

Each of our independent directors would also qualify as independent under the rules of the New York Stock Exchange and our Audit Committee members would qualify as independent under the New York Stock Exchange’s rules applicable to Audit Committee members. However, our stock is not listed on the New York Stock Exchange.

Committees of the Board of Directors

Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.

Audit Committee.  Our Audit Committee’s primary function is to assist the Board of Director in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee is currently comprised of W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, all of whom are independent directors. Mr. DeWald currently serves as the chairman and has been designated as the Audit Committee financial expert.

The Audit Committee has adopted a written charter under which it operates. The charter is available on our sponsor’s website at www.gbe-reits.com/Healthcare/Company/CorporateGovernance.aspx. The Audit Committee held five meetings during the fiscal year ended December 31, 2008.

Compensation Committee.  The primary responsibilities of our Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. In fiscal year 2008, the Compensation Committee retained Christenson Advisors, LLC (“Christenson Advisors”) as its independent compensation consultant. In this capacity, Christenson Advisors reported directly to the Compensation Committee, and the Compensation Committee directed Christenson Advisors’ work. The Compensation Committee instructed Christenson Advisors to provide it with information regarding the compensation packages of chief executive officers of other REITs, as further described under “Compensation Discussion and Analysis — How We Determined Mr. Peters’ Initial Compensation Package” below and to provide guidance regarding the compensation that should be paid to our independent directors. For 2009, the Compensation Committee has engaged Towers Perrin as its independent compensation consultant. In this capacity, Towers Perrin reports directly to the Compensation Committee, and the Compensation Committee directs Towers Perrin’s work. The Compensation Committee has instructed Towers Perrin to provide it with advice regarding Mr. Peters’ compensation package as well as compensation of other executive officers.

Under our Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee is currently comprised of W. Bradley Blair, II, Warren D. Fix and Gary T. Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman.

The Compensation Committee has adopted a written charter under which it operates. Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem necessary or advisable in its sole discretion. The charter is available on our sponsor’s website at www.gbe-reits.com/Healthcare/Company/CorporateGovernance.aspx. The Compensation Committee held two meetings during the fiscal year ended December 31, 2008. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s primary purposes are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate

Governance Committee is currently comprised of W. Bradley Blair, II, Warren D. Fix and Larry L. Mathis, all of whom are independent directors. Mr. Fix currently serves as the chairman.

The Nominating and Corporate Governance Committee has adopted a written charter under which it operates. The charter is available on our sponsor’s website at www.gbe-reits.com/Healthcare/Company/CorporateGovernance.aspx. The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended December 31, 2008.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by stockholders. Notice of proposed stockholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: Grubb & Ellis Healthcare REIT, Inc., Board of Directors, The Promenade, Suite 440, 16427 N. Scottsdale Road, Scottsdale, Arizona 85254, Attention: Secretary.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (1) be an individual of high character and integrity; (2) be accomplished in his or her respective field, with superior credentials and recognition; (3) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (4) have sufficient time available to devote to our affairs; (5) represent the long-term interests of our stockholders as a whole and (6) represent a diversity of background and experience.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Investment Committee.  Our Investment Committee’s primary function is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject but not to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee is currently comprised of W. Bradley Blair, II, Warren D. Fix, Scott D. Peters and Gary T. Wescombe. Messrs. Blair, Fix and Wescombe are independent directors. Mr. Blair currently serves as the chairman.

The Investment Committee has adopted a written charter under which it operates. The charter is available on our sponsor’s website at www.gbe-reits.com/Healthcare/Company/CorporateGovernance.aspx. The Investment Committee held three meetings during the fiscal year ended December 31, 2008.

Risk Management Committee.  Our Risk Management Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (1) material risks or exposures associated with the conduct of our business; (2) internal risk management systems management has implemented to identity, minimize, monitor or manage such risks or exposures; and (3) management’s policies and procedures for risk management. The Risk Management Committee is currently comprised of Messrs. W. Bradley Blair, II, Maurice J. DeWald and Larry L. Mathis, all of whom are independent directors. Mr. Mathis currently serves as the chairman.

The Risk Management Committee has adopted a written charter under which it operates. The charter is available on our sponsor’s website at www.gbe-reits.com/Healthcare/Company/CorporateGovernance.aspx. The Risk Management Committee was formed in June 2009 and therefore did not hold any meetings during the fiscal year ended December 31, 2008.

IMPLEMENTATION OF SELF-MANAGEMENT AND RECENT DEVELOPMENTS

Self-Management Team

In July 2008, Scott D. Peters assumed the positions of President and Chief Executive officer of our company on a full-time and exclusive basis. This was the first major step toward self-management. Last year, our Board of Directors with the assistance of outside consultants, undertook a thorough assessment of various organizational model structures available to our company. In that process, our Board of Directors reviewed the external advisor model and compared it to a self-management model. They concluded that it was in the best interest of our company to proceed toward complete self-management.

We began our transition to complete self-management in November of 2008 when we modified our advisory agreement on November 14, 2008. Our objective was to transition key services (e.g., accounting, asset management and acquisitions) in-house and thereby eliminate and/or significantly reduce various fees relating to such services to the benefit of our company.

We are now in a position where we consider ourselves to be self-managed. We have assembled a highly qualified and experienced management team which is focused on efficiency and performance to increase stockholder value. Our internal management team includes (1) Scott D. Peters, our President and Chief Executive Officer, (2) Kellie S. Pruitt as our Chief Accounting Officer, Treasurer and Secretary, (3) Mark Engstrom as our Executive Vice President — Acquisitions, (4) Christopher Balish as our Senior Vice President — Asset Management and (5) Kelly Hogan as our Controller and Assistant Secretary.

We have approximately 18 employees, including approximately 11 in our corporate and property accounting team, 2 in our asset management team and 3 in our acquisition team. We have engaged nationally recognized property management groups to perform property management services at the direction of our asset management team. In addition and where cost beneficial, we have outsourced certain administrative-related services to third party service providers. Our internal management team manages our day-to-day operations, oversees our employees and closely supervises the services provided to us by our third party service providers, who are retained on an as needed basis.

Key Reasons for Transitioning to Self-Management

We moved to self-management for a number of reasons, including: (1) the experience and expertise of our management team and its ability to efficiently and effectively operate our company; (2) our experienced board of directors, which provides effective oversight of our company; (3) our ability to achieve substantial cost savings due to the elimination of fees to our external advisor (on a going forward basis) and the elimination of the need to pay any internalization fees to acquire the management functions of our external advisor; (4) the substantial cost savings we anticipate achieving in the future as a result of our transition to self-management, and the costs of self-management being more than funded by such cost savings; (5) the removal of the inherent conflicts of interest that necessarily exist between an externally advised REIT and its advisor; and (6) the emphasis on performance-based compensation under our self-management program rather than a fee-based structure.

Recent Developments

The following are recent developments regarding our company, including those achieved in connection with our transition to self-management:

•	Entered into employment agreements with Scott D. Peters, Kellie S. Pruitt and Mark Engstrom, each with a performance-based compensation structure, as further described below under “Compensation Discussion and Analysis.”

•	Hired a number of additional key, qualified employees.

•	Raised approximately $395 million of equity in the first half of 2009.

•	Saved approximately $3 million in the first half of 2009 directly from reduced advisor-related fees.

•	Maintained a strong balance sheet with over $380 million in cash on hand to purchase quality assets as of June 30, 2009.

•	Completed our 45th acquisition, enhancing our approximately $1 billion geographically diverse portfolio.

•	Established relationships with key third party service providers that will supplement the internal capabilities of our company.

•	Leased office space and established new principal executive offices.

•	Commenced implementation of a dealer manager transition program and a property manager and leasing transition program in connection with our transition to self-management.

•	Filed a registration statement for a follow-on offering, which is not yet effective and is subject to regulatory approvals.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview of the material compensation decisions that we have made with respect to Mr. Peters, our Chief Executive Officer and President, and the material factors that we considered in making those decisions, during 2008. This Compensation Discussion and Analysis also highlights the material changes to our compensation program that are effective in 2009, including our compensation philosophy. Following this Compensation Discussion and Analysis, under “Compensation of Directors and Executive Officers — Executive Compensation,” you will find a series of tables containing specific data about the compensation earned by Mr. Peters in 2008.

2008 Compensation Program Objectives

Our Compensation Committee was formed in August 2008 in anticipation of potentially hiring future employees resulting from the board’s review of our organizational structure . As a result, for the majority of 2008, we did not have, nor did our Board of Directors consider, a compensation policy or program for our executive officers. As we expand our employee base, our Compensation Committee expects to continue to develop and refine our compensation program and objectives, as further described below under “2009 Changes in Executive Compensation Arrangements.”

During 2008, Mr. Peters was the only executive officer employed by us. Each of our other executive officers was employed by REIT Advisor or its affiliates, and was compensated by these entities for their services to us. Mr. Peters served as our Chief Executive Officer and President on a full-time consultant basis from July 2008 until November 2008, when we entered into an employment agreement with him as part of our transition to self-management.

In designing Mr. Peters’ initial compensation package, our objective was to provide compensation that directly relates to, incentivizes and rewards his contributions to our operating and financial performance, the overall growth of our company and the transition toward self-management. We also are mindful of the importance of retaining qualified leadership.

How We Determined Mr. Peters’ Initial Compensation Package in 2008

In setting the terms of Mr. Peters’ compensation package, our Compensation Committee considered Mr. Peters’ past, present and anticipated future contributions to us, as well as the compensation arrangements and practices within the REIT industry.

•	Mr. Peters has played an integral role with our Company since 2006 as its founder, his past executive experience and length of service with our Company was the primary factor considered by our Compensation Committee in setting his initial pay. Our Compensation Committee also considered Mr. Peters’ leadership role in our transition to a self-management structure as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	The Compensation Committee also considered the NAREIT 2008 Compensation Survey for the chief executive officer position (the “NAREIT Survey”), as well as a report provided by Christenson Advisors, the independent compensation consultant engaged by the Compensation Committee. The compensation consultant’s report provided information regarding the compensation packages of chief executive officers of REITs with a total capitalization of approximately $1 billion to $2 billion. The compensation consultant’s report was not based on a formal benchmarking analysis but rather upon surveys and its knowledge of the industry. The Compensation Committee did not target Mr. Peters’ compensation to be at the median or any other specific level of compensation within the surveyed group(s). Rather, the Compensation Committee used both the NAREIT Survey and the consultant’s report to evaluate whether Mr. Peters’ compensation would be reasonable as compared to the compensation provided by our competitors.

As we transitioned to self-management, our Compensation Committee felt that it was important to preserve discretion to change Mr. Peters’ compensation arrangement, including, among other things, to implement performance guidelines and objectives; provided, however, that the Compensation Committee agreed not to decrease Mr. Peters’ base salary by more than twenty percent. As a result, in connection with its approval of Mr. Peters’ initial compensation package, our Compensation Committee reserved the right to review and revise the terms of such arrangement. As discussed below under “2009 Changes in Executive Compensation Arrangements,” our Compensation Committee has changed the terms of his employment arrangement and compensation, effective July 1, 2009.

Elements of Mr. Peters’ 2008 Compensation

During 2008, the key elements of compensation for Mr. Peters were base salary, annual bonus and long-term equity incentive awards, as described in more detail below. In addition to these key elements, Mr. Peters was entitled to severance in the event we terminated his employment without cause before November 1, 2010. We refer to Mr. Peters’ employment agreement that was in place from November 14, 2008, through July 1, 2009, as the “2008 Employment Agreement.”

Base Salary.  Base salary provides the fixed portion of compensation for Mr. Peters and is intended to reward core competence in his role relative to skill, experience and contributions to our Company. Mr. Peters’ initial base salary was $350,000. As noted above, in determining Mr. Peters’ 2008 base salary, our Compensation Committee considered his history with our Company, his increased responsibilities and oversight, with a particular focus on his role in our transition to self-management, as well as salary practices in the REIT industry.

Annual Bonus.  Pursuant to the terms of his 2008 Employment Agreement, Mr. Peters was eligible to earn an annual bonus, up to a maximum of 100% of his base salary. In determining Mr. Peters’ annual bonus for the year ended December 31, 2008, our Compensation Committee made a subjective assessment of Mr. Peters’ individual performance and increased responsibilities, particularly in connection with our transition towards self-management. His bonus for 2008 was prorated based on the number of days that he was employed by us during such year. Mr. Peters’ 2008 bonus is shown in the “Bonus” column of the Summary Compensation Table below.

Long-Term Equity Incentives.  In connection with the commencement of his employment with us, Mr. Peters received 40,000 shares of restricted common stock, which vest as to one-third of the shares on each of the first, second and third anniversaries of the date of grant. Our Compensation Committee chose restricted common stock as the equity component of Mr. Peters’ arrangement because it both aligns his interests with those of our stockholders and provides a strong retentive component to his compensation arrangement. In addition, we currently use restricted common stock as the equity component of our director compensation program. Based on its knowledge of the industry and its review of peer practices, our Compensation Committee believes that the size of the restricted stock award is in line with current market practices.

Other Benefits.  Pursuant to his 2008 Employment Agreement, if we terminated Mr. Peters’ employment for other than cause or disability prior to November 1, 2010, he would have been entitled to receive a severance payment equal to 50% of his base salary, and a pro-rata bonus for the year of termination.

2009 Changes in Executive Compensation Program and Arrangements

As discussed above under “Implementation of Self-Management and Recent Developments,” as part of our self-management transition, we have assembled a highly qualified internal management team. We hired Kellie S. Pruitt and, on January 28, 2009, appointed her as our Chief Accounting Officer. We subsequently appointed Ms. Pruitt as our Secretary and Treasurer. Further, we engaged Mark Engstrom as an independent consultant to serve as our acquisition and asset manager, with the expectation that we would engage Mr. Engstrom as its full-time employee in the future. Mr. Engstrom has been engaged as Executive Vice President — Acquisitions. Likewise, the Compensation Committee has continued to develop and expand our compensation program, as further described below.

2009 Compensation Program and Philosophy.  Effective July 1, 2009, we entered into an employment agreement with each of Mr. Peters, Mr. Engstrom and Ms. Pruitt. We have established the compensation packages for these executives based on the advice and recommendations of the Compensation Committee and independent consultants, with a view on emphasizing competitive, performance-based compensation. We have engaged outside executive compensation consultants Towers Perrin and Christenson Advisors to assist the Compensation Committee in this area. At the request of the Compensation Committee, our compensation consultants provide input to the Compensation Committee on the design and philosophy of our executive compensation program, and report on the competiveness of such program in the marketplace. Our compensation program also takes into account the general business and political environment in which compensation decisions are made.

The Compensation Committee structured these new executive compensation packages, taking into account the scope of duties and responsibilities of each executive consistent with our self-management program, to be competitive in the marketplace, reward the achievement of specific short-, medium- and long-term strategic goals and align the interests of key employees with stockholders by rewarding executive performance. We refrain from using highly leveraged incentives that drive risky, short-term behavior. By rewarding short-, medium- and long-term performance, we are better positioned to achieve the ultimate objective of increasing stockholder value. To emphasize performance-based compensation, we target the level of cash and stock based compensation paid to our executives to be consistent with the compensation paid by a peer group of companies consistent with the responsibilities associated with each position, and provide the opportunity to earn additional compensation through annual bonuses, and through medium- and long-term management incentive plans (subject and subordinate to certain thresholds to provide for stockholder return).

A key priority for us today and in the future is to attract, retain and motivate a top quality management team. This is especially important given our status as a self-managed company. The Compensation Committee designed our new executive compensation packages to reflect the increased level of responsibilities and scope of duties attendant with our transition to self-management. The compensation paid to the executives is designed to achieve the right balance of incentives and appropriately reward our executives and maximize their performance over the long-term.

Material Terms of 2009 Employment Agreements.  The material terms of the employment agreements with Messrs. Peters and Engstrom and Ms. Pruitt are summarized below. The employment agreement with Mr. Peters replaces his 2008 Employment Agreement.

Increased Scope of Duties Under Self-Management.  The terms of the employment agreements discussed below, in particular the employment agreement for Mr. Peters, were influenced by the increased duties and responsibilities of such individuals under self-management. Each of these executives, in particular Mr. Peters, has played and will continue to play a major role in hiring, supervising and overseeing our employees, the transition and implementation of the self-management program and the post-transition management of our company. As part of and as a result of this transition, the role of Mr. Peters, as our Chief Executive Officer and President, has been significantly expanded on a number of levels.

Term.  Mr. Peters’ employment agreement is for an initial term of four and one-half years, ending on December 31, 2013. Beginning on that date, and on each anniversary thereafter, the term of the agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal.

Mr. Engstrom’s and Ms. Pruitt’s employment agreement each has an initial term of two years, ending on June 30, 2011. At our sole discretion, Mr. Engstrom’s and Ms. Pruitt’s agreement may be extended for an additional one-year term.

Base Salary and Benefits.  The agreements provide for the following initial annual base salaries: Mr. Peters, $500,000; Mr. Engstrom, $275,000; and Ms. Pruitt, $180,000. All salaries may be adjusted from year to year in the sole discretion of the Compensation Committee, provided that Mr. Peters’ base salary may not be reduced. The agreements provide that each of the executives will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. Mr. Peters’ initial maximum bonus is 200% of base salary. Mr. Engstrom’s and Ms. Pruitt’s initial target bonus is 100% and 60%, respectively, of base salary. Each executive is entitled to all employee benefits and perquisites made available to our senior executives, provided that we will pay 100% of the premiums for each executive’s health care coverage under its group health plan. Mr. Engstrom also will receive relocation expenses (up to a maximum of $30,000) in connection with his move from Colorado to Arizona.

Equity Grants.  Messrs. Peters and Engstrom and Ms. Pruitt received (or will receive) equity grants in connection with entering into their employment agreements. The equity awards have been or will be granted under and pursuant to the terms and conditions of the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan. Pursuant to the terms of his employment agreement, on July 1, 2009, Mr. Peters was entitled to receive a grant of 50,000 fully-vested shares; however, Mr. Peters elected, pursuant to the terms of his employment agreement to receive a cash payment in lieu of one-half of such shares (i.e., 25,000 shares). He also was entitled to receive a grant of 100,000 restricted shares of our common stock, 25% of which was immediately vested and the remaining shares are subject to vesting in equal annual installments during the balance of the term of the employment agreement, provided he is employed by us on each such vesting date. In addition, pursuant to the terms of his employment agreement, Mr. Peters is entitled to receive on each of the first three anniversaries of the effective date of the agreement, an additional 100,000 restricted shares of our common stock, which will vest in equal installments on the grant date and on each anniversary of the grant date during the balance of the term of the employment agreement, provided he is employed by us on each such vesting date. Mr. Peters’ may in his sole discretion elect to receive a restricted cash award in lieu of up to one-half of each grant of restricted shares (i.e., up to 50,000 shares), which restricted cash award will be equal to the fair market value of the foregone restricted shares and will be subject to the same restrictions and vesting schedule as the foregone restricted shares. Mr. Peters elected to receive a restricted cash award of $500,000 in lieu of 50,000 shares with respect to the first restricted share grant, $125,000 which was received and the remaining $375,000 of which is subject to vesting.

Pursuant to the terms of his employment agreement, Mr. Engstrom will receive a grant of 40,000 restricted stock units 60 days after his relocation to Arizona. The restricted stock units will vest and convert to shares of our common stock in equal annual installments of 33-1/3% each, on the first, second and third anniversaries of the date of grant, provided he is employed by us on each such vesting date.

Pursuant to the terms of her employment agreement, Ms. Pruitt will receive a grant of 25,000 restricted stock units 30 days after the effective date of the employment agreement. The restricted stock units will vest and convert to shares of our common stock in equal annual installments of 33-1/3% each, on the first, second and third anniversaries of the date of grant, provided she is employed by us on each such vesting date.

Mr. Peters’ shares of restricted stock and restricted cash award(s) and Mr. Engstrom’s and Ms. Pruitt’s restricted stock units will become immediately vested and, with respect to the restricted stock units, convert to shares of our common stock, upon the earlier occurrence of (1) their termination of employment by reason of death or disability, (2) their termination of employment by us without cause or by the executive for good reason (as such terms are defined in the employment agreement), or (3) a change in control (as defined in the 2006 Incentive Plan).

Severance.  Each of the employment agreements also specifies the payments and benefits to which Messrs. Peters and Engstrom and Ms. Pruitt are entitled upon a termination of employment for specified reasons. If we terminate the executive’s employment without cause, or he or she resigns for good reason (as such terms are defined in the employment agreement), the executive will be entitled to the following benefits:

•	in the case of Mr. Peters, a lump sum severance payment equal to (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date (if termination occurs in the first year, the bonus will be calculated at $1,000,000), multiplied by (b) (1) if the date of termination occurs during the initial term, the greater of one, or the number of full calendar months remaining in the initial term, divided by 12, or (2) if the date of termination occurs during a renewal term after December 31, 2013, 1; provided that in no event may the severance benefit be less than $3,000,000;

•	in the case of Mr. Engstrom and Ms. Pruitt, a lump sum severance payment equal to two times his or her then-current base salary;

•	continued health care coverage under COBRA for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom and Ms. Pruitt, with all premiums paid by us; and

•	continuation of the equity interest described below.

If we terminate the executive’s employment by reason of his or her disability, in addition to receiving his or her accrued rights, such as earned but unpaid base salary and any earned but unpaid benefits under company incentive plans, the executive will be entitled to continued health care coverage under COBRA, with all premiums paid by us, for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom or Ms. Pruitt.

In the event of a termination due to death, cause or resignation without good reason, an executive will receive his or her accrued rights, but he or she will not be entitled to receive severance benefits under the agreement.

Management Incentive Program.  As previously disclosed in Post-Effective Amendment No. 11 to our Registration Statement on Form S-11, filed on April 21, 2009, with the Securities and Exchange Commission, we anticipate adopting an incentive program for certain members of our management team and directors, pursuant to which participants will be members of a limited liability company that will hold a subordinated participation interest that will be entitled to subordinated distributions upon certain liquidity events. The terms of the management incentive program are subject to change and have not been finally determined or approved by our Board of Directors. If and when the Board of Directors approves the program, each of Messrs. Peters and Engstrom and Ms. Pruitt will be entitled to participate.

Non-Compete Agreement.  Each of Messrs. Peters and Engstrom and Ms. Pruitt entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the United States and soliciting our customers, vendors, or employees during employment through the occurrence of a liquidity event. The agreements also limit the executives’ ability to disclose or use any of our confidential business information or practices.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors oversees our compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this report.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis included in our Annual Report on Form 10-K for the year ended December 31, 2008 be so included and that the Compensation Discussion and Analysis included in this proxy statement on Schedule 14A to be filed in connection with our 2009 Annual Meeting of Stockholders be so included, each of which has been or will be filed with the SEC.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the

Exchange Act and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the Compensation Committee:

Gary T. Wescombe, Chair
W. Bradley Blair, II
Warren D. Fix

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table

The summary compensation table below reflects the total compensation earned by Mr. Peters, our Chief Executive Officer and President, for the year ended December 31, 2008. We did not employ any other officer for the year ended December 31, 2008.

				Stock	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Awards ($)(2)	Compensation ($)(3)	Total ($)

Scott D. Peters Chief Executive Officer and President	2008	148,333	58,333	17,037	2,252	225,955

(1)	Reflects (a) $90,000 received pursuant to Mr. Peters’ consulting arrangement with us from August 1, 2008, through October 31, 2008, and (b) $58,333 received as base salary pursuant to his 2008 Employment Agreement from November 1, 2008, through December 31, 2008.

(2)	The amounts in this column represent the proportionate amount of the total fair value of stock awards recognized by us in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amount included in the table includes the amount recorded as expense in our statement of operations for the year ended December 31, 2008. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, or SFAS No. 123(R).

(3)	Reflects our payment of Mr. Peters’ monthly premium for two months under COBRA for participation in Grubb & Ellis’ group medical, dental, vision and/or prescription drug plans.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to Mr. Peters for the year ended December 31, 2008.

Grants of Plan-Based Awards For Fiscal Year 2008

		All Other Stock	Grant Date Fair
		Awards: Number of	Value of Stock
		Shares of Stock or	Awards
Name	Grant Date	Units (#)(1)	($)(2)

Scott D. Peters	11/14/08	40,000	400,000

(1)	Reflects shares of restricted common stock granted to Mr. Peters under our 2006 Incentive Plan.

(2)	Reflects the grant date fair value of Mr. Peters’ restricted stock award, determined pursuant to SFAS No. 123(R). The fair value of each share of restricted common stock was estimated at the date of grant at $10.00 per share, the per share price of shares of our common stock in our offering.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by Mr. Peters as of December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

Stock Awards
	Number of Shares or Units of		Market Value of Shares or
	Stock That Have		Units of Stock That have Not
Name	Not Vested (#)		Vested ($)(2)

Scott D. Peters	40,000	(1)	400,000

(1)	Reflects shares of restricted common stock granted to Mr. Peters on November 14, 2008, which will vest and become non-forfeitable in equal annual installments of 33.3% each, on the first, second and third anniversaries of the grant date.

(2)	Calculated using the per share price of shares of our common stock as of the close of business on December 31, 2008 ($10.00).

Potential Payments Upon Termination or Change in Control

Benefits Upon Termination of Employment.  Mr. Peters’ 2008 Employment Agreement provided that in the event that, during the two-year employment period, we had terminated his employment other than for cause or disability (as such terms are defined in the 2008 Employment Agreement), Mr. Peters would have been entitled to receive a lump sum severance payment equal to 50.0% of his annual base salary and a payment equal to a pro-rata portion of his annual bonus for the year in which his date of termination occurred. In addition, pursuant to the terms of his restricted stock award on November 14, 2008, his shares of restricted common stock will become fully vested upon his termination of employment by reason of death or disability. If Mr. Peters voluntarily terminates his employment, retires or if we terminate him for cause, he is not entitled to any payments or benefits under any plan or arrangement of our Company.

The following table summarizes the approximate value of the termination payments and benefits that Mr. Peters would have received if his employment had terminated at the close of business on December 31, 2008.

Termination of Employment By our Company other than for Cause or Disability	$233,333	(1)
Termination of Employment By Reason of Death or Disability	$400,000	(2)

(1)	Reflects (a) a payment equal to a pro-rata portion of his annual bonus for 2008 ($58,333), and (b) a lump sum cash severance payment equal to 50% of his current annual base salary ($175,000).

(2)	Reflects the value of Mr. Peters’ unvested restricted stock award which, pursuant to our 2006 Incentive Plan, vests upon his termination of employment by reason of death or disability. The restricted stock award is valued based upon the price of our common stock on December 31, 2008 ($10.00).

Benefits Upon Change in Control.  Pursuant to the terms of our 2006 Incentive Plan, if a change in control of our Company had occurred on December 31, 2008, Mr. Peters’ shares of restricted common stock would have become fully vested, regardless of whether his employment was terminated. The value of Mr. Peters’ unvested restricted stock award is $400,000, based upon the price of our common stock on December 31, 2008 ($10.00).

As described above in the Compensation Discussion Analysis under “2009 Changes in Executive Compensation Arrangements,” on July 1, 2009, we entered into a new employment agreement with Mr. Peters that replaces the 2008 Employment Agreement and provides severance benefits that are different than those described immediately above.

Compensation Committee Interlocks and Insider Participation

During 2008, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, all of whom are independent directors, served on our Compensation Committee. None of them was an officer or employee of our Company in 2008 or any time prior thereto. During 2008, none of the members of the Compensation Committee had any relationship with our Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

Director Compensation

Pursuant to the terms of our director compensation program, which are contained in our 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan, our independent directors received the following forms of compensation during 2008:

•	Annual Retainer. Our independent directors receive an annual retainer of $36,000.

•	Meeting Fees. Our independent directors receive $1,000 for each Board of Directors meeting attended in person or by telephone and $500 for each committee meeting attended in person or by telephone. An additional $500 is paid to the Audit Committee chair for each Audit Committee meeting attended in person or by telephone. If a Board of Directors meeting is held on the same day as a committee meeting, an additional fee will not be paid for attending the committee meeting.

•	Equity Compensation. Upon initial election to our Board of Directors, each independent director receives 5,000 shares of restricted common stock, and an additional 2,500 shares of restricted common stock upon his or her subsequent election each year. The shares of restricted common stock vest as to 20% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant.

•	Expense Reimbursement. We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors.

Independent directors do not receive other benefits from us. Our non-independent director, Mr. Peters, does not receive any compensation in connection with his service as a director of our Company.

2008 Director Compensation

The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2008:

	Fees Earned
	or Paid in Cash	Stock Awards
Name	($)(1)	($)(2)	Total ($)

W. Bradley Blair, II	54,000	22,681	76,681
Maurice J. DeWald	55,000	22,681	77,681
Warren D. Fix	53,000	22,681	75,681
Larry L. Mathis	49,000	22,681	71,681
Gary T. Wescombe	52,500	22,681	75,181

(1)	Consists of the amounts described below:

	Basic Annual	Meeting Fees
Name	Retainer ($)	($)

Blair	36,000	18,000
DeWald	36,000	19,000
Fix	36,000	17,000
Mathis	36,000	13,000
Wescombe	36,000	16,500

(2)	The amounts in this column represent the proportionate amount of the total fair value of stock awards we recognized in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amounts included in the table for each award include the amount recorded as expense in our statement of operations for the year ended December 31, 2008. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with SFAS No. 123(R).

The following table shows the shares of restricted common stock awarded to each independent director for the year ended December 31, 2008, and the aggregate grant date fair value for each award (computed in accordance with SFAS No. 123(R)):

			Full Grant
		Number of	Date Fair
		Restricted	Value of
Director	Grant Date	Shares (#)	Award ($)

Blair	06/17/08	2,500	25,000
DeWald	06/17/08	2,500	25,000
Fix	06/17/08	2,500	25,000
Mathis	06/17/08	2,500	25,000
Wescombe	06/17/08	2,500	25,000

The following table shows the aggregate number of nonvested shares of restricted common stock held by each independent director as of December 31, 2008:

Nonvested
Director	Restricted Stock (#)

Blair	5,500
DeWald	5,500
Fix	5,500
Mathis	6,500
Wescombe	5,500

Key Changes to the Director Compensation Program for 2009.  On December 30, 2008, we amended the 2006 Independent Directors Compensation Plan as follows, which amendments became effective as of January 1, 2009:

•	Annual Retainer. The annual retainer for independent directors was increased to $50,000.

•	Annual Retainer, Committee Chairman. The chairman of each committee of the Board of Directors (including the Audit Committee, the Compensation Committee, the Risk Management Committee, the Nominating and Corporate Governance Committee and the Investment Committee) will receive an additional annual retainer of $7,500.

•	Meeting Fees. The meeting fee for each Board of Directors meeting attended in person of by telephone was increased from $1,000 to $1,500 and the meeting fee for each committee meeting attended in person or by telephone was increased from $500 to $1,000.

•	Equity Compensation. Each independent director will receive a grant of 5,000 shares of restricted common stock upon each re-election to the Board of Directors, rather than 2,500 shares.

We amended the 2006 Independent Directors Compensation Plan primarily as a result of two factors. First, in connection with our transition to self-management, our Board of Directors is required to spend a substantially greater amount of time overseeing our company and the transition. As a result, we believed that a greater level of compensation was appropriate. Second, our Board of Directors reviewed a report from an independent consultant, Christenson Advisors, of the compensation paid to the independent directors of both traded and non-traded REITs and determined that our prior compensation structure was below average. As amended, we believe our compensation to be paid to our independent directors is consistent with the average compensation paid to independent directors of traded and non-traded REITs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of June 17, 2009, the number of shares of our common stock beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5.0% of the outstanding shares of our common stock, (2) our directors, (3) our named executive officers and (4) all of our directors and executive officers as a group. The percentage of common stock beneficially owned is based on 114,007,240 shares of our common stock outstanding as of June 17, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days.

	Number of Shares
Name of Beneficial Owners(1)	Beneficially Owned	Percentage

Scott D. Peters(2)	40,000	*
Shannon K S Johnson(3)	—	*
W. Bradley Blair, II(2)	10,000	*
Maurice J. DeWald(2)	10,000	*
Warren D. Fix(2)	11,590	*
Larry L. Mathis(2)	15,525	*
Gary T. Wescombe(2)	10,000	*

All directors and executive officers as a group (10 persons)	97,115	*

*	Represents less than 1.0% of our outstanding common stock.

(1)	The address of each beneficial owner listed is c/o Grubb & Ellis Healthcare REIT, Inc., The Promenade, 16427 North Scottsdale Road, Suite 440, Scottsdale, Arizona 85254, except for Shannon K S Johnson, whose address is 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705.

(2)	Includes vested and non-vested shares of restricted common stock.

(3)	Served as our Chief Financial Officer until March 2009.

None of the above shares have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10.0% of a registered security of the company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2008 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2008, except that Messrs. Blair, DeWald, Fix, Mathis and Wescombe each did not timely file one Form 4 related to the grant of 2,500 shares of restricted common stock upon their re-election as directors on June 17, 2008. Messrs. Blair, DeWald, Fix, Mathis and Wescombe each filed their respective Form 4 related to such grant on October 20, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships Among Our Affiliates

During 2008, some of our executive officers and our non-independent director were also executive officers and/or holders of direct or indirect interests in our advisor, Grubb & Ellis Company, Grubb & Ellis Realty Investors, LLC, or other affiliated entities. Grubb & Ellis Realty Investors, which is an indirect wholly owned subsidiary of our sponsor Grubb & Ellis, owns a 75.0% managing member interest in REIT Advisor. Grubb & Ellis Healthcare Management, LLC owns a 25.0% non-managing member interest in REIT Advisor. The members of Grubb & Ellis Healthcare Management, LLC during 2008 included Scott D. Peters, our Chief Executive Officer, President and Chairman of the Board of Directors; Andrea R. Biller, our former Executive Vice President and Secretary; and Grubb & Ellis Realty Investors for the benefit of other employees who perform services for us. Mr. Peters no longer holds any membership interest in Grubb & Ellis Healthcare Management, LLC. In addition, as of July 10, 2009, Ms. Biller no longer serves as our executive officer.

Fees and Expenses Paid to Affiliates

Upon the effectiveness of our offering, we entered into the Advisory Agreement and a dealer manager agreement, or the Dealer Manager Agreement, with Grubb & Ellis Securities, or our dealer manager. These agreements entitle REIT Advisor, our dealer manager and their affiliates to specified compensation for certain services as well as reimbursement of certain expenses.

On November 14, 2008, we amended and restated the Advisory Agreement with REIT Advisor and Grubb & Ellis Realty Investors. The Advisory Agreement, as amended November 14, 2008, was effective as of October 24, 2008, and expires on September 20, 2009. We now consider ourselves to be self-managed. As a result, we do not intend to renew the Advisory Agreement or engage an external advisor.

In addition, on May 21, 2009 we provided notice to our dealer manager that we will proceed with a dealer manager transition under which our dealer manager will cease to serve as dealer manager for our offering as of the end of the day on August 28, 2009. Commencing August 29, 2009, Realty Capital Securities, LLC, or Realty Capital Securities, an unaffiliated third party, will assume the role of dealer manager for the remainder of the offering period, subject to receipt of all required regulatory approvals.

In the aggregate, for the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $82,622,000, $38,283,000 and $312,000, respectively, to REIT Advisor or its affiliates as detailed below.

Offering Stage

Selling Commissions

Our dealer manager receives selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager may re-allow all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $36,307,000, $14,568,000 and $0, respectively, in selling commissions to our dealer manager. Such selling commissions are charged to stockholders’ equity (deficit) as such amounts are reimbursed to our dealer manager from the gross proceeds of our offering.

Marketing Support Fee and Due Diligence Expense Reimbursements

Our dealer manager receives non-accountable marketing support fees of up to 2.5% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager may re-allow a portion up to 1.5% of the gross offering proceeds for non-accountable marketing fees to participating broker-dealers. In addition, we may reimburse our dealer manager or its affiliates an additional 0.5% of the gross offering proceeds to participating broker-dealers for accountable bona fide due diligence expenses. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $13,209,000, $5,382,000 and $0, respectively, in marketing support fees and due diligence expense reimbursements to our dealer manager. Such fees and reimbursements are charged to stockholders’ equity (deficit) as such amounts are reimbursed to our dealer manager or its affiliates from the gross proceeds of our offering.

Other Organizational and Offering Expenses

Our other organizational and offering expenses are paid by REIT Advisor or Grubb & Ellis Realty Investors on our behalf. REIT Advisor or Grubb & Ellis Realty Investors are reimbursed for actual expenses incurred up to 1.5% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $5,630,000, $3,170,000 and $0, respectively, in offering expenses to REIT Advisor and its affiliates. Other organizational expenses are expensed as incurred, and offering expenses are charged to stockholders’ equity (deficit) as such amounts are reimbursed to REIT Advisor or its affiliates from the gross proceeds of our offering.

Acquisition and Development Stage

Acquisition Fees

For the period from September 20, 2006 through October 24, 2008, REIT Advisor or its affiliates received, as compensation for services rendered in connection with the investigation, selection and acquisition of properties, an acquisition fee of up to 3.0% of the contract purchase price for each property acquired or up to 4.0% of the total development cost of any development property acquired, as applicable.

In connection with the Advisory Agreement, as amended November 14, 2008, the acquisition fee payable to REIT Advisor or its affiliate for services rendered in connection with the investigation, selection and acquisition of our properties was reduced from up to 3.0% to an amount determined as follows:

•	for the first $375,000,000 in aggregate contract purchase price for properties acquired directly or indirectly by us after October 24, 2008, 2.5% of the contract purchase price of each such property;

•	for the second $375,000,000 in aggregate contract purchase price for properties acquired directly or indirectly by us after October 24, 2008, 2.0% of the contract purchase price of each such property, which amount is subject to downward adjustment, but not below 1.5%, based on reasonable projections regarding the anticipated amount of net proceeds to be received in our offering; and

•	for above $750,000,000 in aggregate contract purchase price for properties acquired directly or indirectly by us after October 24, 2008, 2.25% of the contract purchase price of each such property.

The Advisory Agreement, as amended November 14, 2008, also provides that we will pay an acquisition fee in connection with the acquisition of real estate related assets in an amount equal to 1.5% of the amount funded to acquire or originate each such real estate related asset.

REIT Advisor or its affiliate will be entitled to receive these acquisition fees for real estate and real estate related assets acquired with funds raised in our offering, including acquisitions completed after the termination of the Advisory Agreement, as amended November 14, 2008, subject to certain conditions.

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $16,226,000, $12,253,000 and $0, respectively, in acquisition fees to REIT Advisor or its affiliates. Through December 31, 2008, acquisition fees are capitalized as part of the purchase price allocations.

Reimbursement of Acquisition Expenses

REIT Advisor or its affiliates are reimbursed for acquisition expenses related to selecting, evaluating, acquiring and investing in properties. Acquisition expenses, excluding amounts paid to third parties, will not exceed 0.5% of the purchase price of the properties. The reimbursement of acquisition fees and expenses, including real estate commissions paid to unaffiliated parties, will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are determined to be commercially competitive, fair and reasonable to us by a majority of our directors not interested in the transaction and by a majority of our independent directors not interested in the transaction. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $24,000, $12,000 and $0, respectively, for such expenses to REIT Advisor and its affiliates, excluding amounts REIT Advisor and its affiliates paid directly to third parties. Through December 31, 2008, acquisition expenses are capitalized as part of the purchase price allocations.

Operational Stage

Asset Management Fee

For the period from September 20, 2006 through October 24, 2008, REIT Advisor or its affiliates were paid a monthly fee for services rendered in connection with the management of our assets in an amount equal to one-twelfth of 1.0% of the average invested assets calculated as of the close of business on the last day of each month, subject to our stockholders receiving annualized distributions in an amount equal to at least 5.0% per annum on average invested capital. The asset management fee is calculated and payable monthly in cash or shares of our common stock at the option of REIT Advisor or one of its affiliates.

In connection with the Advisory Agreement, as amended November 14, 2008, the monthly asset management fee we pay to REIT Advisor in connection with the management of our assets was reduced from one-twelfth of 1.0% of our average invested assets to one-twelfth of 0.5% of our average invested assets.

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $6,177,000, $1,590,000 and $0, respectively, in asset management fees to REIT Advisor and its affiliates.

Property Management Fees

REIT Advisor or its affiliates are paid a monthly property management fee equal to 4.0% of the monthly gross cash receipts from each property managed. For properties managed by other third parties besides REIT Advisor or its affiliates, REIT Advisor or its affiliates will be paid up to 1.0% of the gross cash receipts from the property for a monthly oversight fee. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $2,372,000, $591,000 and $0, respectively, in property management fees and oversight fees to REIT Advisor and its affiliates.

Lease Fees

REIT Advisor or its affiliates, as the property manager, may receive a separate fee for leasing activities in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area ranging between 3.0% and 8.0% of gross revenues generated from the initial term of the lease. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $1,248,000, $265,000 and $0, respectively, to Realty and its affiliates in lease fees.

On-site Personnel and Engineering Payroll

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, Grubb & Ellis Realty Investors incurred payroll for on-site personnel and engineering on our behalf of $1,012,000, $162,000 and $0, respectively.

Operating Expenses

We reimburse REIT Advisor or its affiliates for expenses incurred in rendering services to us, subject to certain limitations on our operating expenses. However, we cannot reimburse REIT Advisor or its affiliates for operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of: (1) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (2) 25.0% of our net income, as defined in the Advisory Agreement unless our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors they deem sufficient. For the 12 months ended December 31, 2008, our operating expenses did not exceed this limitation. Our operating expenses as a percentage of average invested assets and as a percentage of net income were 1.2% and 81.4%, respectively, for the 12 months ended December 31, 2008.

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, Grubb & Ellis Realty Investors incurred on our behalf $278,000, $203,000 and $312,000, respectively, in operating expenses.

Related Party Services Agreement

We entered into a services agreement, effective January 1, 2008, with Grubb & Ellis Realty Investors for subscription agreement processing and investor services. The services agreement had an initial one year term and is automatically renewed for successive one year terms. Since Grubb & Ellis Realty Investors is the managing member of REIT Advisor, the terms of this agreement were approved and determined by a majority of our directors, including a majority of our independent directors, as fair and reasonable to us and at fees charged to us in an amount no greater than the cost to Grubb & Ellis Realty Investors for providing such services to us, which amount shall be no greater than that which would be paid to an unaffiliated third party for similar services. The services agreement requires Grubb & Ellis Realty Investors to provide us with a 180 day advance written notice for any termination, while we have the right to terminate upon 30 days advance written notice.

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $130,000, $0 and $0, respectively, for investor services that Grubb & Ellis Realty Investors provided to us.

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, REIT Advisor and its affiliates incurred $172,000, $0 and $0, respectively, in subscription agreement processing that Grubb & Ellis Realty Investors provided to us. As an other organizational and offering expense, these subscription agreement processing expenses will only become our liability to the extent cumulative other organizational and offering expenses do not exceed 1.5% of the gross proceeds of our offering.

Compensation for Additional Services

REIT Advisor or its affiliates are paid for services performed for us other than those required to be rendered by REIT Advisor or its affiliates under the Advisory Agreement. The rate of compensation for these services must be approved by a majority of our Board of Directors, including a majority of our independent directors, and cannot exceed an amount that would be paid to unaffiliated third parties for similar services. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $7,000, $3,000 and $0, respectively, for tax services that Grubb & Ellis Realty Investors provided to us.

Liquidity Stage

Disposition Fees

REIT Advisor or its affiliates will be paid, for services relating to a sale of one or more properties, a disposition fee up to the lesser of 1.75% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, as determined by our Board of Directors, which will not exceed market norms. The amount of disposition fees paid, plus any real estate commissions paid to unaffiliated parties, will not exceed the lesser of a customary competitive real estate disposition fee given the circumstances surrounding the sale or an amount equal to 6.0% of the contract sales price. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we did not incur such disposition fees.

Subordinated Participation Interest

Subordinated Distribution of Net Sales Proceeds

Upon liquidation of our portfolio, REIT Advisor will be paid a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the net proceeds from the sales of properties, after subtracting distributions to our stockholders of: (1) their initial contributed capital (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase program) plus (2) an annual cumulative, non-compounded return of 8.0% on average invested capital. Actual amounts depend upon the sales prices of properties upon liquidation.

For the years ended December 31, 2008 and 2007 and for the period April 28, 2006 (Date of Inception) through December 31, 2006, we did not incur such distribution.

Subordinated Distribution upon Listing

Upon the listing of shares of our common stock on a national securities exchange, REIT Advisor will be paid a distribution equal to 15.0% of the amount by which: (1) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital through the date of listing. Actual amounts depend upon the market value of shares of our common stock at the time of listing, among other factors. For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we did not incur such distribution.

Subordinated Distribution upon Termination

Upon termination of the Advisory Agreement, other than a termination by us for cause, REIT Advisor will be entitled to receive a distribution from our operating partnership in an amount equal to 15.0% of the amount, if any, by which: (1) the fair market value of all of the assets of our operating partnership as of the date of the termination (determined by appraisal), less any indebtedness secured by such assets, plus the cumulative distributions made to us by our operating partnership from our inception through the termination date, exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to redeem shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on average invested capital through the termination date. However, REIT Advisor will not be entitled to this distribution if our shares have been listed on a national securities exchange prior to the termination of the Advisory Agreement.

On November 14, 2008, we entered into an amendment to the partnership agreement for our operating partnership, or the Partnership Agreement Amendment. Pursuant to the terms of the Partnership Agreement Amendment, REIT Advisor may elect to defer its right to receive a subordinated distribution from our operating partnership after the termination of the Advisory Agreement subject to certain conditions. If, after the termination of the Advisory Agreement, there is a listing of our shares of common stock on a national securities exchange or a merger in which our stockholders receive in exchange for shares of our common stock shares of a company that are traded on a national securities exchange, REIT Advisor will be entitled to receive a distribution from our operating partnership in an amount equal to 15.0% of the amount, if any, by which: (1) the fair market value of the assets of our operating partnership (determined by appraisal as of the listing date or merger date, as applicable) owned as of the termination of the Advisory Agreement, plus any assets acquired after such termination for which REIT Advisor was entitled to receive an acquisition fee (as described above under Advisory Agreement — Acquisition Fee), or the Included Assets, less any indebtedness secured by the Included Assets, plus the cumulative distributions made by our operating partnership to us and the limited partners who received partnership units in connection with the acquisition of the Included Assets, from our inception through the listing date or merger date, as applicable, exceeds (2) the sum of the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the Included Assets through the listing date or merger date, as applicable, (excluding any capital raised after the completion of our offering) (less amounts paid to redeem shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, noncompounded return on such invested capital and the capital value of such partnership units measured for the period from inception through the listing date or merger date, as applicable.

In addition, the Partnership Agreement Amendment provides that after the termination date in the event of a liquidation or sale of all or substantially all of the assets of the operating partnership, or another liquidity event, then REIT Advisor will be entitled to receive a distribution from our operating partnership in an amount equal to 15.0% of the net proceeds from the sale of the Included Assets, after subtracting distributions to our stockholders and the limited partners who received partnership units in connection with the acquisition of the Included Assets of: (1) their initial invested capital and the capital value of such partnership units (less amounts paid to repurchase shares pursuant to our share repurchase program) through the date of the other liquidity event plus (2) an annual 8.0% cumulative, non-compounded return on such invested capital and the capital value of such partnership units measured for the period from inception through the other liquidity event date.

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we did not incur such distribution.

Accounts Payable Due to Affiliates, Net

The following amounts were outstanding to affiliates as of December 31, 2008 and 2007:

		December 31,	December 31,
Entity	Fee	2008	2007

Grubb & Ellis Realty Investors	Operating Expenses	$33,000	$79,000
Grubb & Ellis Realty Investors	Offering Costs	797,000	798,000
Grubb & Ellis Realty Investors	Due Diligence	—	25,000
Grubb & Ellis Realty Investors	On-site Payroll and Engineering	207,000	51,000
Grubb & Ellis Realty Investors	Acquisition Related Expenses	103,000	4,000
Grubb & Ellis Securities	Selling Commissions and Marketing Support Fees	1,120,000	288,000
Triple Net Properties Realty, Inc.	Asset and Property Management Fees	726,000	941,000
Triple Net Properties Realty, Inc.	Lease Commissions	77,000	170,000

		$3,063,000	$2,356,000

Unsecured Note Payables to Affiliate

For the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, we incurred $2,000, $84,000 and $0, respectively, in interest expense to NNN Realty Advisors.

Certain Conflict Resolution Restrictions and Procedures

In order to reduce or eliminate certain potential conflicts of interest, our charter and the Advisory Agreement contain restrictions and conflict resolution procedures relating to: (1) transactions we enter into with REIT Advisor, our directors or their respective affiliates, (2) certain future offerings and (3) allocation of properties among affiliated entities. Each of the restrictions and procedures that apply to transactions with REIT Advisor and its affiliates will also apply to any transaction with any entity or real estate program advised, managed or controlled by Grubb & Ellis and its affiliates. These restrictions and procedures include, among others, the following:

•	Except as otherwise described in our Registration Statement on Form S-11 (File No. 333-133652, effective September 20, 2006) filed with the SEC, or our offering prospectus, we will not accept goods or services from REIT Advisor or its affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transactions, approve such transactions as fair, competitive and commercially reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•	We will not purchase or lease any asset (including any property) in which REIT Advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to REIT Advisor, such director or directors or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value. We will not sell or lease assets to REIT Advisor, any of our directors or any of their respective affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•	We will not make any loans to REIT Advisor, any of our directors or any of their respective affiliates. In addition, any loans made to us by REIT Advisor, our directors or any of their respective affiliates must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•	REIT Advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on our behalf or on behalf of joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, as described above.

•	The Advisory Agreement provides that if Grubb & Ellis Realty Investors identifies an opportunity to make an investment in one or more office buildings or other facilities for which greater than 50.0% of the gross leaseable area is leased to, or reasonably expected to be leased to, one or more medical or healthcare related tenants, either directly or indirectly through an affiliate or in a joint venture or other co-ownership arrangement, for itself or for any other Grubb & Ellis program, then Grubb & Ellis Realty Investors will provide us with the first opportunity to purchase such investment. Grubb & Ellis Realty Investors will provide all necessary information related to such investment to REIT Advisor, in order to enable our Board of Directors to determine whether to proceed with such investment. REIT Advisor will present the information to our Board of Directors within three business days of receipt from Grubb & Ellis Realty Investors. If our Board of Directors does not affirmatively authorize REIT Advisor to proceed with the investment on our behalf within seven days of receipt of such information from REIT Advisor, then Grubb & Ellis Realty Investors may proceed with the investment opportunity for its own account or offer the investment opportunity to any other person or entity. This right of first opportunity will remain in effect after the end of our offering so long as monies raised by REIT

Advisor are available for funding new acquisitions of properties for which REIT Advisor will continue to receive an acquisition fee pursuant to the Advisory Agreement.

•	The Advisory Agreement provides that REIT Advisor and Grubb & Ellis Realty Investors agree to coordinate the timing, marketing and other activities for any new healthcare REIT sponsored by Grubb & Ellis Realty Investors or its affiliates so as not to negatively impact our company. In addition, the equity raising for any new healthcare REIT sponsored by Grubb & Ellis Realty Investors or its affiliates shall not begin until after the end of our offering, provided that consistent with industry practice and standards and without there being any negative impact on our equity raise, such new healthcare REIT may initiate a limited equity raise from a limited broker dealer group, commencing August 1, 2009 or later, to satisfy the escrow requirements applicable to such new healthcare REIT.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the fiscal year ending December 31, 2009. A representative of Deloitte is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. The affirmative vote of the holders of a majority of votes cast on the proposal at the annual meeting will be required to approve this proposal. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;

AUDIT AND NON-AUDIT FEES

Deloitte has served as our independent auditors since April 24, 2006 and audited our consolidated financial statements for the years ended December 31, 2008 and 2007.

The following table lists the fees for services billed by our independent auditors for 2008 and 2007:

Services	2008	2007

Audit Fees(1)	$448,000	$428,000
Audit related fees(2)	—	8,000
Tax fees(3)	19,000	2,000
All other fees	—	—

Total	$467,000	$438,000

(1)	Audit fees billed in 2008 and 2007 consisted of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC, including filings related to our offering. These amounts include fees paid by REIT Advisor and its affiliates for costs in connection with our offering and to the extent cumulative other organizational and offering expenses exceed 1.5% of the gross proceeds of our offering, these amounts are not included within our consolidated financial statements.

(2)	Audit related fees consist of financial accounting and reporting consultations. These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements and general assistance with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC rules promulgated pursuant to the Sarbanes-Oxley Act of 2002.

(3)	Tax services consist of tax compliance and tax planning and advice. These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

Pre-Approval Policies

The audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the audit committee.

All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the audit committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee. The audit committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific pre-approval by the audit committee will be submitted to the audit committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairperson of the audit committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the audit committee prior to engagement of Deloitte & Touche. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairperson of the audit committee in accordance with this policy are to be disclosed to the full audit committee at the next regularly scheduled meeting.

All services rendered by Deloitte & Touche for the years ended December 31, 2008 and December 31, 2007 were pre-approved in accordance with the policies and procedures described above.

Auditor Independence

The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, in fulfilling its oversight responsibilities, the audit committee reviewed the 2008 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Grubb & Ellis Healthcare REIT, Inc. (to be named Healthcare Trust of America by August 28, 2009).

The audit committee reviewed with Deloitte & Touche, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from the independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.

The audit committee discussed with Deloitte & Touche the overall scope and plans for the audit. The audit committee meets periodically with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Grubb & Ellis Healthcare REIT, Inc., (to be name Healthcare Trust of America, Inc. by August 28, 2009).

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 27, 2009.

Audit Committee:

Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Larry L. Mathis
Gary T. Wescombe

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 was mailed to stockholders on or about May 1, 2009. Our Annual Report on Form 10-K is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to Grubb & Ellis Healthcare REIT, Inc. at The Promenade, Suite 440, 16427 N. Scottsdale Road, Scottsdale, Arizona 85254, Attention: Secretary. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, www.gbe-reits.com/healthcare, as necessary.

PROPOSALS FOR 2010 ANNUAL MEETING

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2010 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at The Promenade, Suite 440, 16427 N. Scottsdale Road, Scottsdale, Arizona 85254, Attention: Secretary, no later than March 24, 2010, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. If a stockholder wishes to present a proposal at the 2010 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the proxy statement for that meeting, our bylaws require that the stockholder give advance written notice to our Secretary at our offices no earlier than February 22, 2010 and no later than March 24, 2010. Any stockholder proposals not received by us by March 24, 2010, will be considered untimely and, if presented at the 2010 Annual Meeting of Stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act. We presently anticipate holding the 2010 Annual Meeting of Stockholders in August 2010.

OTHER MATTERS

Mailing of Materials; Other Business

We will mail a proxy card together with this proxy statement to all stockholders of record at the close of business on or about July 22, 2009. The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the annual meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

It is important that proxies be returned promptly. Therefore, stockholders are urged to date, sign and return the accompanying proxy card in the accompanying return envelope or by fax to (781) 633-4434 or by telephone by dialing toll-free (866) 977-7699 or by the Internet at www.eproxy.com/hta.

GRUBB & ELLIS HEALTHCARE REIT, INC.
(to be named HEALTHCARE TRUST OF AMERICA, INC., by August 28, 2009)
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 31, 2009
PROXY CARD
Solicited by the Board of Directors
Please Vote by August 30, 2009
     The undersigned stockholder of Grubb & Ellis Healthcare REIT, Inc., (to be named Healthcare Trust of America by August 28, 2009) a Maryland corporation, hereby appoints Scott D. Peters and Kellie S. Pruitt, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2009 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. to be held on August 31, 2009 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and any and all adjournments and postponements thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct or a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 31, 2009.
The proxy statement and annual report to stockholders are available at www.eproxy.com/hta.
You may obtain directions to attend the 2009 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR ALL NOMINEES” NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2.
1.	For the election of the six directors listed below to serve until the 2010 annual meeting of stockholders and until their successors are elected and qualify.

☐ For All Nominees	☐ Withheld All	☐ For All Except*
(01) Scott D. Peters	(02) W. Bradley Blair, II	(03) Maurice J. DeWald
(04) Warren D. Fix	(05) Larry L. Mathis	(06) Gary T. Wescombe

* To withhold authority to vote for any individual nominee(s) write the number of the nominee(s) in the box to the right.
2.	For ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.

☐ For	☐ Against	☐ Abstain
Please check box at right if you plan on attending the Annual Meeting on August 31, 2009. ☐
SIGN, DATE and RETURN:
When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date: / /2009

Date: / /2009

YOUR VOTE IS IMPORTANT
     You can authorize a proxy to cast your vote and otherwise represent you at the 2009 Annual Meeting of Stockholders in one of four ways:
MAIL: Please fold and return the completed signed proxy card in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by August 30, 2009.
FAX: Fax the completed proxy card to (781) 633-4434 until 5:00 p.m. Pacific Daylight Time on August 30, 2009.
TELEPHONE: Call our toll-free number at (866) 977-7699 to vote until 5:00 p.m. Pacific Daylight Time on August 30, 2009.
INTERNET: Vote online at www.eproxy.com/hta until 5:00 p.m. Pacific Daylight Time on August 30, 2009.